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                                                                     Exhibit 5.8


                                     OPINION


RE:   ACQUISITION OF HERBALIFE INTERNATIONAL. INC. AND FINANCIAL
      ASSISTANCE PROVIDED BY TWO UK SUBSIDIARIES




1     TRANSACTION OVERVIEW:

      This transaction involved the acquisition by WH Holdings (Cayman Islands) Limited (the "Acquirer") of the entire issued share capital in Herbalife International, Inc., (a US corporation) ("Herbalife International"). The acquisition was partially financed through the issuance of 11-3/4% Series A Senior Subordinated Notes due 2010 (the "Series A Notes") issued by Herbalife International. The obligations under the Series A Notes were guaranteed by certain subsidiaries and parent companies of Herbalife International, including Herbalife (UK) Limited and Herbalife Europe Limited (together, the "UK Subsidiaries"). In connection with the Series A Notes, the following New York law governed documents were executed: (i) an Indenture, dated as of June 27, 2002 (the "Indenture"); (ii) a Purchase Agreement, dated as of June 21, 2002 (the "Purchase Agreement"); and (iii) a Registration Rights Agreement dated as of June 27, 2002 (the "Registration Rights Agreement"). The UK Subsidiaries became a party to each of these agreements (i)-(iii) by executing, respectively, (a) a Supplemental Indenture, dated as of July 31, 2002; (b) a Joinder to the Purchase Agreement; dated as of July 31, 2002 (the "Joinder to the Purchase Agreement"); and (c) a Joinder to the Registration Rights Agreement dated as of July 31, 2002 (all of which documents are governed by New York law). The UK Subsidiaries also executed (d) a New York law governed Guarantee, dated as of July 31, 2002, (the "Guarantee") with respect to the obligations of Herbalife International under the Series A Notes pursuant to the Indenture. Pursuant to the Registration Rights Agreement, Herbalife International is now offering to exchange 11-3/4% Series B Senior Subordinated Notes due 2010 (the "Series B Notes") for an equal principal amount of outstanding Series A Notes. The Series B Notes will be issued on substantially the same terms as the Series A Notes, and the terms of the Indenture provide that the Guarantee extends to the Series B Notes. A prospectus will be filed with the Securities and Exchange Commission on Form S-4 (the "Registration Statement (No. 333-101188)") for the purpose of registering the Series B Notes and, inter alia, the guarantee by the UK Subsidiaries of Herbalife International's obligations under the Series B Notes under the Securities Act of 1933, as amended. The UK Subsidiaries will become Co-Registrants in relation to their Guarantee in connection with the aforesaid exchange offering.
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2     ALTERNATIVE ANALYSES:

2.1 Two analyses as to the application of s.151 Companies Act 1985 to financial assistance granted by the UK Subsidiaries in relation to the acquisition of shares in its foreign parent are possible.

2.2 First, Section 151(1) Companies Act 1985 provides, "Subject to the following provisions of this Chapter, where a person is acquiring or is proposing to acquire shares in a company (i.e. Herbalife International), it is not lawful for the company (i.e. Herbalife International) or any of its subsidiaries (i.e. Herbalife (UK) Limited and Herbalife Europe Limited) to give financial assistance (eg granting guarantees to support the Series A Notes or the Series B Notes) directly or indirectly for the purpose of that acquisition (i.e. the acquisition by WH Holdings (Cayman Islands) Limited of the entire issued share capital in Herbalife International) before or at the same time as the acquisition takes place".

      For s.151 to apply, the acquisition must be of shares in a "company'.
      Section 735(1) defines "company" to mean "a company formed and registered under this Act". Section 735(4) provides that "the definitions in this section apply unless the contrary intention appears. So on a literal interpretation of the Act and on the basis that no "contrary intention" appears on the face of the legislation, financial assistance for the acquisition of shares in a company incorporated outside Great Britain appears to be outside the ambit of s.151. On this analysis Herbalife (UK) Limited and Herbalife Europe Limited, being the subsidiaries of a foreign
      (US) parent could give financial assistance for the purchase of shares in its (ultimate) parent, Herbalife International without requiring the exempting procedure set out in Section 155 Companies Act.

2.3 An alternative interpretation of s.151 can be made on the basis that a contrary intention under s.735(4) is possible so that "company" is interpreted to mean any company, including foreign companies. Section 151(1) in addition to referring to "company" also refers to "subsidiaries". The normal definition of "subsidiaries" is contained in s.736, which provides "a company is a "subsidiary" of another company, its "holding company", if that other company.. .(c) is a member of it and controls a majority of the voting rights in it, or if it is a subsidiary of a company which is itself a subsidiary of that other company." Herbalife (UK) Limited and Herbalife Europe Limited could fall within the definition of "subsidiary" in s.736(1) so making Herbalife International its "holding company". Sub-section 736(3) provides "in this section "company" includes any body corporate." Section 740 provides, "references in this Act to a body corporate.. .include a company incorporated elsewhere than in Great Britain".
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      In the case of Arab Bank Plc v. Merchantile Holdings Limited and another
      [1994] 1 BCLC 330 Millett J. held (although in relation to a case having differing facts involving shares being acquired in a UK parent company, with financial assistance proposed to be given by its foreign subsidiary company) that s.151 did not prohibit a foreign subsidiary from giving financial assistance for the acquisition of shares in its English parent company on the basis that any of its subsidiaries" in s.151 must be construed as limited to those subsidiaries which are English companies. Millet J did however look at the mischief which s.151 was to address and in that case remarked (however only as non-binding obiter) that, "the primary class of persons which the section [s. 151] was designed to protect must, in my judgment, be the creditors of the assisting company; and they are equally prejudiced by the extraction of its assets for the purpose of financing the acquisition of shares in its parent company whether that parent company is English or foreign. I can see no possible reason or justification for excluding such a case from a prohibition and, if this was indeed the result of the recasting of the statutory language in 1981, I think that it must have been inadvertent".

      There does therefore appear to be an argument that looking at the mischief which section 151(1) is designed to protect against and in the context of s.736(4), there is a possible contrary intention which applies the s.736(3) definition of company rather than s.735, where the company doing the actions which would be financial assistance is a UK company.

3     OPINION AND REASONS:

3.1 I have previously advised that the granting of financial assistance by the two UK subsidiaries was permitted such that no exempting procedure was required. My reasons for this conclusion, which I am pleased to reconfirm, are that:

      3.1.1 Reading the judgement of MiIlett J in Arab Bank v Mercanti!e Holdings [1994] 1 BCLC 330, one can see that Millett J. considered and compared the language of section 54 of the Companies Act 1948 and the changes made by section 151 of the Companies Act 1985 (which re-enacted in similar terms the changes made by sections 42 to 44 of the Companies Act 1981). The primary change is that the prohibition now starts with the company whose shares are to be acquired (the target company) and prohibits the target company or `any of its subsidiaries' from giving financial assistance for the purchase of the shares in the target company. This is to be contrasted with the prohibition contained in section 54 of the Companies Act 1948, which was directed to the company which provided the financial assistance and declared it unlawful for that company to provide financial assistance in connection with the acquisition of its own shares or shares in its holding company.
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      3.1.2 Millet J observed, "it is difficult to believe that this change, which is primarily one of style, was intended to make any alteration in the substantive law, particularly when the opening words of section 153 refer back to section 151 as if it were still cast in the old form; and in an entirely domestic situation it does not do so. But because of the statutory definitions of `company' (which prima facie means an English company) and `subsidiary' (which does not) it appears to have made at least one change and may have made two".

      3.1.3 Millett J continued in his judgement, "Formerly, the assisting company had to be a `company', i.e. an English company; but the target company did not: it was sufficient if it was the assisting company's holding company. Now, however, it is the target company which has to be `a company'; the assisting company does not: it is sufficient if it is one of the target company's subsidiaries. The new requirement that the target company must be `a company' means that the giving of financial assistance by the English subsidiary of a foreign parent company for the acquisition of shares in that company appears to be no longer prohibited." It is clear from this passage that this is the one change which Millett J believes the recasting of the 1948 Companies Act appears to make. The second change which the "recasting" may have made in the passage at paragraph 3.1.2 was thus a reference to the possibility that is rendered illegal for a foreign subsidiary of an English target company to give financial assistance for the acquisition of shares in the English target company.

      3.1.4 The actual legal question which Millett J had to decide was whether section 151 made it unlawful for a foreign subsidiary of an English parent company to give financial assistance for the purpose of acquisition of shares of its parent company (i.e. the second possible change). He stated, "The defendants submit that if the mischief sought to be prevented was the extraction of assets from the subsidiary, then the section would have prohibited an English subsidiary of a foreign parent from giving financial assistance for the purchase of shares of the parent company. This would be a formidable argument if I were persuaded that the failure to cover this case, covered in the 1948 Act, was deliberate; but I am not. The primary class of persons which this section was designed to protect must, in my judgment, be the creditors of the assisting company; and they are equally prejudiced by the extraction of its assets for the purpose of financing the acquisition of shares in its parent company whether that parent company is English or foreign. I can see no possible reason or justification for excluding such a case from the prohibition and, if this was indeed the result of the re-casting of the statutory language in 1981, I think that it must have been inadvertent". Millett J did not answer the question of whether this was the effect of the re-casting of the statutory language - all he was saying is that if this was indeed the result of the re-casting, it was not deliberate in his view. Indeed to consider that this change had not occurred would be inconsistent with the view which Millet J appears to have expressed earlier in his judgement regarding the interpretation of the changes to
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            the 1948 Companies Act which appear to have been made requiring the target company to be an English company before the statutory prohibition operated. Ultimately, Millett J did not have to decide the point of whether or not the law had changed on this point as he was not required to do so. The actual decision of Millett J was that for the purposes of Section 151 the expression "such subsidiaries" was, notwithstanding Section 736, confined to English companies.

      3.1.5 When reading section 151, the definition of `company' as it appears in the first line (in relation to shares being acquired or proposed to be acquired in a company) is governed by section 735, despite references to `any body corporate' in section 736 defining the expressions "subsidiary" and "holding company" (which section Millett J also considers in his judgement). A section 735 `company' is a company formed and registered under the Companies Act. In the present situation there is a US parent target and UK subsidiaries so the critical question is whether that foreign (US) parent company is a `company' for the purposes of section 151. This is answered by reading the section 735 definition of `company'. Section 735 is subject to any contrary intention as per section 735(4) but, in my opinion, none are apparent and so, the target company must be a UK company. Indeed, when Millet J refers to `company' in quotation marks when discussing sections 735 and 736, the meaning he clearly intended is that contained in section 735.

      3.1.6 I do not consider that it is relevant to the present issue to turn to section 736, which defines holding company and subsidiary for this purpose - despite the provision in section 736(3) that this company includes any body corporate i.e. including overseas companies (by section 740).

      3.1.7 Buckley on the Companies Act at 151.22, states that section 151 does not apply where a subsidiary registered in Great Britain gives financial assistance for the purpose of the acquisition of shares in a holding company which is not incorporated in Great Britain. There is, however, a footnote stating that, in Arab Bank, "Millett J (at
            337) was not convinced that the result stated in the text was the effect of section 151. He said that if it was the result it must have been inadvertent". It is in my opinion clear from the text that the editors take the view that whether Millett J was right or wrong about the change being inadvertent, that it is indeed the effect of section 151.

            Gore-Browne on Companies (Boyle and Potts) at 13.9.1 expresses the same view providing, with regard to the Arab Bank case, "nor it seems does it (Arab Bank) prohibit the giving of financial assistance by an English subsidiary to acquire shares in its foreign parent". Tolleys Company Law at F4003/2 also follows this line of reasoning. (I do acknowledge that Penningtons Company Law at page 454 considered the giving of financial assistance by a UK subsidiary to a foreign holding company to be financial assistance under the 1985 Act. Palmer's Company Law does not actually appear to express any firm conclusion one way or the other.)
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      3.1.8 I also consider that it would be curious if the giving of financial assistance by a UK subsidiary for the purpose of assisting an acquisition of shares in its foreign parent were prohibited financial assistance having regard to section 155. Section 155(1) exempts from Section 151 the giving of financial assistance by a "private company". That expression is defined by Section 1(3) as a "company", i.e. an English company which is not a "public company". However, the exemption only operates where the shares are shares in the private company itself or are shares in another private company (i.e. a "company" which is the holding company of the first company). It would be very curious for the exempting procedure not to be available where the holding company is a foreign company. I think the reason why the example does not extend to financial assistance given for the purpose of the acquisition of shares in a foreign holding company is that such assistance does not fall within
            Section 151 at all and thus there is no necessity for the exempting procedure to cover such a case.

4     REFERENCES:

      In the foregoing references to any sections are to sections of the Companies Act 1985 unless expressly stated to the contrary.

5     CONFIRMATION

5.1 I am pleased to confirm my opinion previously given (in particular in so far as it extends to the Series B Notes exchange offer for Series A Notes) by signing this Opinion to the effect that the granting of financial assistance by the two UK Subsidiaries was permitted such that no exempting procedure was required. I note this Opinion will be relied upon by Chadbourne & Parke LLP and Chadbourne & Parke, London, in connection with the exchange offer referred to above and I consent to the filing of this Opinion as an exhibit to the S-4 Registration Statement No. 333-101188 for the exchange offer of $165,000,000 of outstanding Series A Notes for the registered Series B Notes.

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Robin Potts QC
Erskine Chambers
Lincolns Inn
London


Date: 4 December 2002